Exhibit (a)(1)(k)

WEBSITE DOCUMENT LIST

Stock Administration

April 2004 Offer to Exchange Program

PalmSource has announced an Offer to Exchange Program. Below are the communications that have been distributed to all eligible employees.

Before signing the Election Form and/or Withdrawal Form, please make sure you have received, read and understood all the documents that make up this offer. By participating, you agree to all terms of the offer.

•	Dave Nagel’s email to all employees

•	Offer to Exchange document

•	Sample Election Form (all eligible participants should have received a personalized form by post; please contact Stock Administration if you need a new copy of your form)

•	Withdrawal Form

•	Schedule of informational meetings

•	PowerPoint presentation from the informational meetings

Please remember that you must submit your Election Form and/or your Withdrawal Form NO LATER than 5:00 p.m., Pacific Time, on April 29, 2004. All submissions must be hand delivered to PalmSource Stock Administration at 1200 Crossman Avenue, Sunnyvale, CA 94089 OR by fax at (408) 400-1940. NO EXCEPTIONS.

Should you have any questions regarding this program, please contact Stock Administration by email at stock@palmsource.com or by phone at (408) 400-1944.